EXHIBIT 99.01

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Press Release

FDA Approves LIALDA™ (mesalamine), the First Oral Once-Daily Mesalamine For Patients With Active, Mild to Moderate Ulcerative Colitis

Basingstoke, UK and Philadelphia, US – January 16, 2007 – Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that the U.S. Food and Drug Administration (FDA) has approved LIALDATM (mesalamine) with MMX® technology, indicated for the induction of remission in patients with active, mild to moderate ulcerative colitis. LIALDA is the first and only FDA-approved once-daily oral formulation of mesalamine. Mesalamines are a part of a drug class called aminosalicylates, which contain 5-aminosalicyclic acid (5-ASA), a well-established drug of choice and often a first-line treatment for patients with mild to moderate ulcerative colitis. Shire will launch LIALDA in the U.S. in the first quarter of 2007.

Once-daily LIALDA with MMX technology contains the highest mesalamine dose per tablet (1.2 g), so patients can take as few as two tablets once daily. Other currently available mesalamines require three to four times daily dosing and 6 to 16 pills a day. A recent study conducted by the Crohn's and Colitis Foundation of America (CCFA) found that 65 percent of patients with ulcerative colitis are poorly compliant with their medication, citing pill burden and inconvenience associated with the medication.

“As the first oral once-a-day treatment option for ulcerative colitis, the approval of LIALDA in the United States is great news for patients and physicians when managing this serious condition," said Matthew Emmens, Shire Chief Executive Officer. “Once-daily LIALDA is one of several medicines Shire expects to launch in the U.S. and Europe in 2007.”

The FDA approval was based on the results of two Phase III clinical studies that found LIALDA (2.4 g/day and 4.8 g/day) was effective in inducing remission in patients with active, mild to moderate ulcerative colitis compared to placebo after eight weeks of treatment. LIALDA is generally well tolerated and has a similar safety profile to other currently available mesalamines.

"In clinical trials, LIALDA proved to be an effective medication, providing superior rates of remission compared to placebo for people with ulcerative colitis," said lead study investigator, Gary R. Lichtenstein, M.D., director of the Center for

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Inflammatory Bowel Diseases at the Hospital of the University of Pennsylvania. "This is the first new mesalamine treatment to enter the market since 2000, filling a major void for physicians and people with ulcerative colitis and simplifying treatment of this disease.”

“The introduction of new treatments with more convenient dosing regimens may be an important step in helping patients with ulcerative colitis remain compliant with their medication," said Jonathan Braun, M.D., Ph.D., chair of CCFA's National Scientific Advisory Committee.

Shire has licensed from Giuliani S.p.A. the exclusive rights to develop and commercialize LIALDA in the U.S., Canada, Europe -- known as MEZAVANT™ --(excluding Italy) and the Pacific Rim. Giuliani S.p.A. retains the development and commercialization rights in Italy. Cosmo Pharmaceuticals S.p.A., Milan developed the MMX technology and owns the trademark, MMX.

For more information on LIALDA, please visit www.LIALDA.com.

Important Safety Information

LIALDA tablets are indicated for the induction of remission in patients with active, mild to moderate ulcerative colitis. Safety and effectiveness of LIALDA beyond eight weeks has not been established.

LIALDA is generally well tolerated. The majority of adverse events in the double blind, placebo-controlled trials were mild or moderate in severity. In clinical trials (N=535), the most common treatment related adverse events with LIALDA 2.4 g/day and 4.8 g/day were headache (5.6 percent and 3.4 percent, respectively) and flatulence (4 percent and 2.8 percent, respectively). LIALDA is contraindicated in patients with hypersensitivity to salicylates (including mesalamine) or to any of the components of LIALDA. Caution should be used in patients with impaired hepatic or renal function.

MMX Technology

LIALDA is the only ulcerative colitis treatment that utilizes novel MMX technology. LIALDA with MMX technology combines a pH dependant gastro-resistant coating, which delays the release of the medication to the colon (the site of the inflammation in ulcerative colitis) with a tablet core containing mesalamine with hydrophilic and lipophilic excipients.

Clinical Studies

The approval of LIALDA was based on the results of two Phase III clinical studies. The first study assessed the efficacy and safety of LIALDA 2.4 g/day given in divided doses twice daily and 4.8 g/day given once daily against placebo in 262 patients. At eight weeks, both doses demonstrated superiority over placebo in the induction of remission (34.1 percent with 2.4 g/day, 29.2 percent with 4.8 g/day, and 12.9 percent with placebo). The second study assessed the efficacy and safety of

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LIALDA 2.4g/day and 4.8g/day (both given once daily) against placebo in 255 patients. At eight weeks, both once daily doses demonstrated superiority over placebo in the induction of remission (40.5 percent with 2.4 g/day, 41.2 percent with 4.8 g/day, and 22.1 percent with placebo).

About Ulcerative Colitis

Ulcerative colitis is a type of inflammatory bowel disease that produces inflammation and sores or ulcers along the inside of the large intestine, also called the bowel or colon. The sores interfere with the normal digestive process, often causing cramping, bloating, diarrhea, bleeding, fatigue, weight loss and frequent bowel movements. This serious, chronic autoimmune disease affects approximately 500,000 Americans. For an informative white paper on ulcerative colitis, visit www.managinguc.com.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

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Notes to editors:

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Guiliani S.p.A.

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Giuliani S.p.A., founded in 1889, is a privately owned specialty pharmaceutical company with Headquarters in Milan, Italy. It develops new products with high unmet medical need and substantial market opportunity. It is focused on developing and marketing products for the treatment and management of gastrointestinal (ulcerative colitis and Crohn's disease), metabolic (food intolerance) and dermatological (hair loss) disorders.

Cosmo S.p.A.

The formulation for LIALDA was developed by Cosmo S.p.A. Cosmo also owns the drug delivery and process patents covering this compound. Cosmo S.p.A. is an R&D pharmaceutical company. Its R&D covers advanced drug delivery with applications in gastrointestinal disorders, new chemical entities and biotechnology. In addition, it manufactures pharmaceuticals and offers development services to other pharmaceutical companies. Cosmo is based in Lainate (Milan), Italy, where its production plant and principal R&D laboratories are situated. Its biotechnology R&D is located in La Jolla, California, USA.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire's Attention Deficit and Hyperactivity Disorder (ADHD) franchise; patents, including but not limited to, legal challenges relating to Shire's ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (guanfacine extended release) (ADHD), SPD465 (extended release triple-bead mixed amphetamine salts) (ADHD), MEZAVANT™ (SPD476) (mesalazine) in Europe, and VYVANSE™ (NRP104) (lisdexamfetamine dimesylate) (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire's ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire's and its predecessor registrant Shire Pharmaceuticals Group plc's filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2005.

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